Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FIRST QUARTER 2026 RESULTS AND DECLARES SECOND QUARTER 2026 DIVIDEND

Boston, Massachusetts, May 6, 2026. Safety Insurance Group, Inc. (NASDAQ: SAFT) (“the Company” or “Safety”) today reported first quarter 2026 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “The first quarter results were significantly impacted by two winter weather events. Beginning on January 23, 2026, the Northeast region experienced a nor’easter storm, bringing blizzard conditions including excess snowfall, subzero windchill temperatures, and wind gusts reaching seventy-five miles per hour.  Then, beginning on February 22, 2026, the Northeast region experienced an additional severe winter weather event which produced record-breaking snowfall and hurricane-force wind gusts. Areas in the region received up to thirty-six inches of snowfall and many households were left without power for multiple days. In total, these events resulted in more than 1,600 property claims reported to the Company, causing damage of $42.7 million, which contributed 14.6 percentage points to our combined ratio of 113.4%.”

Net loss for the quarter ended March 31, 2026 was $14.3 million, or $0.99 per diluted share, compared to net income of $21.9 million, or $1.48 per diluted share, for the comparable 2025 period. Non-generally accepted accounting principles (“non-GAAP”) operating loss, as defined below, for the quarter ended March 31, 2026 was $0.72 per diluted share, compared to non-GAAP operating income of $1.28 per diluted share, for the comparable 2025 period.

Safety’s book value per share decreased to $58.28 at March 31, 2026 from $60.98 at December 31, 2025 resulting from the net loss and decreases in the value of our fixed maturity portfolio. Safety paid $0.92 per share in dividends to investors during the quarter ended March 31, 2026 compared to $0.90 for the comparable 2025 period. Safety paid $3.64 per share in dividends to investors during the year ended December 31, 2025.

Today, our Board of Directors approved and declared a $0.92 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 12, 2026 to shareholders of record at the close of business on June 1, 2026.

Direct written premiums for the quarter ended March 31, 2026 increased by $0.8 million, or 0.3%, to $299.8 million from $299.0 million for the comparable 2025 period. Net written premiums for the quarter ended March 31, 2026 increased by $0.6 million, or 0.2%, to $275.4 million from $274.8 million for the comparable 2025 period. Net earned premiums for the quarter ended March 31, 2026 increased by $18.3 million, or 6.7%, to $291.0 million from $272.7 million for the comparable 2025 period. The year-over-year increase in net earned premiums primarily reflects the impact of rate actions earning into top-line results.

Consistent with the increase in net earned premiums, the increases in direct written premiums and net written premiums reflect the impact of rate actions. For the three months ended March 31, 2026, average written premium per policy increased 4.0%, 6.1%, and 9.9% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2025.

For the quarter ended March 31, 2026, loss and loss adjustment expenses incurred increased by $57.2 million, or 30.1%, to $247.5 million from $190.3 million for the comparable 2025 period. The increase in losses is due to the severe winter weather events in January and February 2026.

Loss, expense, and combined ratios for the quarter ended March 31, 2026 were 85.1%, 28.3%, and 113.4%, respectively, compared to 69.8%, 29.6%, and 99.4%, respectively, for the comparable 2025 period. The increases in the loss and combined ratios are driven by the increased loss and loss adjustment expenses incurred as a result of the winter weather events this quarter. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2026 was $10.5 million compared to $12.2 million for the comparable 2025 period.

Net investment income for the quarter ended March 31, 2026 increased by $2.4 million, or 16.9%, to $17.0 million from $14.6 million for the comparable 2025 period. The increase is primarily driven by higher assets under management and higher reinvestment yields versus maturing assets. Net effective annualized yield on the investment portfolio was 4.1% for the three months ended March 31, 2026 compared to 3.9% for the comparable 2025 period. Our duration on fixed maturities was 3.9 years at March 31, 2026 and December 31, 2025, respectively.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating (loss) income and non-GAAP operating (loss) income per diluted share consist of our GAAP net (loss) income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss expense and taxes related thereto. For the quarter ended March 31, 2026, the change in net unrealized gains on equity securities increased non-GAAP operating income by $11.5 million, compared to a $0.3 million increase for the quarter ended March 31, 2025. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency, Inc. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2025 Form 10-K with the SEC on February 27, 2026 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,350,252 and $1,337,235, allowance for expected credit losses of $348 and $0)	$1,315,300	$1,315,548
Equity securities, at fair value (cost: $186,933 and $201,591)	194,798	220,953
Other invested assets	156,519	151,020
Total investments	1,666,617	1,687,521
Cash and cash equivalents	54,831	73,901
Accounts receivable, net of allowance for expected credit losses of $823 and $802	313,428	320,187
Receivable for securities sold	564	4,269
Accrued investment income	11,396	12,169
Taxes recoverable	7,810	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	12,145	9,433
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	151,810	149,441
Ceded unearned premiums	40,744	39,674
Deferred policy acquisition costs	108,515	111,791
Deferred income taxes	4,629	4,116
Equity and deposits in pools	4,965	4,197
Operating lease right-of-use-assets	11,101	11,861
Goodwill	17,093	17,093
Intangible assets	6,546	6,783
Other assets	22,377	18,672
Total assets	$2,434,571	$2,471,108

Liabilities
Losses and loss adjustment expense reserves	$813,089	$761,739
Unearned premium reserves	640,319	654,803
Accounts payable and accrued liabilities	59,120	80,461
Payable for securities purchased	3,302	846
Payable to reinsurers	1,890	15,184
Taxes payable	—	3,903
Long-term debt	50,000	50,000
Operating lease liabilities	11,101	11,861
Total liabilities	1,578,821	1,578,797

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,103,381 and 18,051,631 shares issued	181	181
Additional paid-in capital	237,129	235,693
Accumulated other comprehensive loss, net of taxes	(27,337)	(17,133)
Retained earnings	816,270	844,063
Treasury stock, at cost: 3,419,947 shares	(170,493)	(170,493)
Total shareholders’ equity	855,750	892,311
Total liabilities and shareholders’ equity	$2,434,571	$2,471,108

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025

Net earned premiums	$290,986	$272,690
Net investment income	17,038	14,574
Earnings from partnership investments	3,905	2,112
Net realized gains on investments	6,631	4,263
Change in net unrealized gains on equity securities	(11,497)	(271)
Credit loss (expense) benefit	(348)	(321)
Commission income	2,150	2,095
Finance and other service income	5,801	6,287
Total revenue	314,666	301,429

Losses and loss adjustment expenses	247,490	190,290
Underwriting, operating and related expenses	82,281	80,851
Other expense	2,137	1,954
Interest expense	618	104
Total expenses	332,526	273,199

(Loss) income before income taxes	(17,860)	28,230
Income tax (benefit) expense	(3,537)	6,334
Net (loss) income	$(14,323)	$21,896

(Loss) earnings per weighted average common share:
Basic	$(0.99)	$1.48
Diluted	$(0.99)	$1.48

Cash dividends paid per common share	$0.92	$0.90

Number of shares used in computing earnings per share:
Basic	14,498,177	14,718,572
Diluted	14,498,177	14,745,015

Reconciliation of Net (Loss) Income to Non-GAAP Operating Income

Net (loss) income	$(14,323)	$21,896
Exclusions from net (loss) income:
Net realized gains on investments	(6,631)	(4,263)
Change in net unrealized gains on equity securities	11,497	271
Credit loss expense	348	321
Income tax (benefit) expense	(1,095)	771
Non-GAAP operating (loss) income	$(10,204)	$18,996

Net (loss) income per diluted share	$(0.99)	$1.48
Exclusions from net (loss) income:
Net realized gains on investments	(0.46)	(0.29)
Change in net unrealized gains on equity securities	0.79	0.02
Credit loss expense	0.02	0.02
Income tax (benefit) expense	(0.08)	0.05
Non-GAAP operating (loss) income per diluted share	$(0.72)	$1.28

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2026	2025
Written Premiums
Direct	$299,775	$298,970
Assumed	6,656	6,805
Ceded	(31,000)	(30,995)
Net written premiums	$275,431	$274,780

Earned Premiums
Direct	$313,933	$296,819
Assumed	6,983	6,725
Ceded	(29,930)	(30,854)
Net earned premiums	$290,986	$272,690